SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 14, 2005

ASPECT COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

0-18391
(Commission File Number)

California (State or other jurisdiction of incorporation or organization)	94-2974062 (I.R.S. Employer Identification No.)

1320 Ridder Park Drive, San Jose, CA 95131
(Address of principal executive offices, with zip code)

(408) 325-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Events

     On July 14, 2005, a purported action, Mary Sheridan v. Aspect Communications Corporation, Gary E. Barnett, Barry M. Ariko, Norman A. Fogelsong, A. Barry Rand, Robert F. Smith, Thomas Weatherford, and David B. Wright, Case No. 1-05-CV-045093 was filed in the Superior Court of the State of California for the County of Santa Clara. Plaintiff named as defendants Aspect Communications Corporation (“Aspect”), the directors of Aspect and Norman A. Fogelsong, a former director of Aspect. This complaint purports to assert claims on behalf of all public shareholders of Aspect who are similarly situated with the plaintiff Mary Sheridan, and is related to the previously filed complaint, Kane v. Aspect Communications Corporation, et al., Case No. 1-05-CV-044524 filed in the Superior Court of the State of California for the county of Santa Clara on July 6, 2005. These complaints allege that Aspect and the members of Aspect’s Board of Directors have breached their fiduciary duties to Aspect’s public shareholders in connection with the proposed acquisition of Aspect by Concerto Software, Inc., that the directors engaged in an unfair process for the sale of Aspect’s shareholders’ shares in connection with their approval of the merger agreement and that the directors failed to take steps to maximize the value of Aspect’s Common Stock to its public shareholders. These complaints seek class certification and certain forms of equitable relief, including damages or enjoining the consummation of the merger. Aspect believes that the claims are without merit and intends to vigorously contest this action. There can, however, be no assurance that Aspect or the other defendants will be successful in their defense of these actions. A copy of Mary Sheridan v. Aspect Communications Corporation et al. is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
99.1	Mary Sheridan v. Aspect Communications Corporation, Gary E. Barnett, Barry M. Ariko, Norman A. Fogelsong, A. Barry Rand, Robert F. Smith, Thomas Weatherford, and David B. Wright

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT COMMUNICATIONS CORPORATION

Dated: July 27, 2005	By:	/s/	James C. Reagan

James C. Reagan
Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Mary Sheridan v. Aspect Communications Corporation, Gary E. Barnett, Barry M. Ariko, Norman A. Fogelsong, A. Barry Rand, Robert F. Smith, Thomas Weatherford, and David B. Wright.